EXHIBIT (a)(42)

        TO ALL ITT CORPORATION SHAREHOLDERS:

                            TRUSTING ITT IS A GAMBLE

        THERE THEY GO AGAIN. After nine months of doing everything possible to avoid even speaking with Hilton, ITT's directors are now asking you to re-elect them so that they can "auction" the company.

                                DON'T BELIEVE THEM

        REMEMBER: In Spring of 1997, ITT delayed its annual meeting, arguing to a federal court that the delay was necessary to enable shareholders to make a "better informed" decision.

        BUT in July 1997, ITT sought to circumvent its shareholders altogether, by cramming down its "comprehensive plan" before the shareholders could have a chance to vote.

         - Only Hilton's efforts in court stopped them.

                                 DON'T TRUST THEM

         - Here's what the United States District Court concluded about ITT's attempts to evade Hilton and the ITT shareholders by implementing the comprehensive plan without shareholder approval: "It has as its primary purpose the entrenchment of the incumbent ITT Board."1

         - ITT concocted its risky, disguised recap transaction with Starwood, including over $250 million of "break up fees," without even speaking with Hilton.

                               DON'T RE-ELECT THEM

         - ITT described its efforts to evade Hilton as a "war" and told the press "we have no intention of losing this war."2

         - In fact Rand Araskog even wrote, in his book The ITT Wars, "[I]n the fight for survival, we flirted a bit ourselves, buying that most precious of commodities, time."3

         - Here's what ITT had to say just a few weeks ago about negotiating with Hilton: "It'll be a cold day in hell" before ITT Chairman Rand Araskog would meet with Hilton's President and CEO Steve Bollenbach.4

                     THERE IS NO AUCTION AFTER NOVEMBER 12TH

         IF HILTON'S NOMINEES ARE NOT ELECTED, HILTON'S $80 OFFER IS
         GONE.

                         VOTE THE WHITE PROXY CARD TODAY

               Elect Hilton's Nominees On November 12th For A Board
                      That Is Truly Committed To Selling ITT

                                    IMPORTANT

         DO NOT DELAY! Vote the WHITE proxy card as soon as you receive it. REMEMBER--Tuesday the 11th of November is a U.S. post office holiday with no regularly scheduled mail deliveries. To be sure your proxy is received in time please use Express Mail, FedEx, or UPS next day mail. If you have any questions or need assistance in completing the WHITE proxy card, please contact:

         [LOGO OF           156 Fifth Avenue, New York, New York  10010
         MACKENZIE           (212) 929-5500 (call collect)
         PARTNERS, INC.]                    or
                                  CALL TOLL-FREE (800) 322-2885

                                 [LOGO OF
                                  HILTON
                             HOTELS CORPORATION]


         1Hilton Hotels Corporation and HLT Corporation vs. ITT
         Corporation, United States District Court, District of Nevada LEXIS 15707, p.28 (October 2, 1997, PMP).

         2Charles Pretzlik, "ITT chief's 'parachute' in bid war," The Daily Telegraph, London. October 16, 1997.

         3Rand Araskog, The ITT Wars. Henry Holt and Company: New York,
         1989. p.10

         4Gary Thompson, "ITT scrambles in wake of ruling," Las Vegas Sun. October 1, 1997.

         Permission to use these quotations was neither sought nor obtained.